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Exhibit 99.1

        April 17, 2002

TETRA TECH REPORTS SECOND QUARTER 2002 RESULTS

        Pasadena, California.    Tetra Tech, Inc. (NASDAQ: TTEK) today announced second quarter results for fiscal year 2002. Gross revenue for the quarter ended March 31, 2002 was $226.1 million, down 3.5% from gross revenue of $234.3 million for the same quarter last year. Net revenue for the quarter was $178.1 million, down 0.9% from $179.7 million for the same quarter last year. Operating income for the quarter was $10.2 million, or 50.1% less than the $20.4 million for the same period last year. Net income declined 49.7%, to $5.3 million, compared to $10.5 million a year ago. Diluted earnings per share for the quarter decreased to 10 cents from 20 cents for the previous year.

        For the six-month period, gross revenue was $479.2 million, up 3.3% over gross revenue of $463.6 million for the same period last year. Net revenue for the six months was $363.0 million, increasing 4.7% from $346.8 million for the same period last year. Operating income for the six months was $31.0 million, or 19.6% less than the $38.5 million for the same period last year. Net income for the six-month period declined 16.4%, to $16.6 million, compared to $19.9 million for the same period last year. Diluted earnings per share for the six months were 30 cents compared to 37 cents last year.

	Second Quarter Ended		Six Months Ended
	March 31, 2002	April 1, 2001	March 31, 2002	April 1, 2001
Gross Revenue	$226,128,000	$234,315,000	$479,156,000	$463,645,000
Net Revenue	178,073,000	179,658,000	362,962,000	346,796,000
Operating Income	10,168,000	20,361,000	30,969,000	38,511,000
Net Income	5,302,000	10,534,000	16,645,000	19,904,000
EPS-Basic	0.10	0.21	0.32	0.40
EPS-Diluted	0.10	0.20	0.30	0.37
Basic Shares Outstanding	52,440,000	50,453,000	52,396,000	50,236,000
Diluted Shares Outstanding	54,945,000	53,505,000	55,089,000	53,680,000

Business Outlook

        The following statements are based on current expectations. These statements are forward-looking and the actual results could differ materially. These statements do not include the potential impact of material corporate transactions which may be completed after the date of this release. The Business Outlook section should be read in conjunction with the information on "Forward-Looking Statements" at the end of this release.

        Tetra Tech expects diluted earnings per share for the third quarter 2002 to be approximately 18 cents. Net revenue for that quarter is expected to range from approximately $200 million to $211 million. For the year, Tetra Tech expects diluted earnings per share in the range of 70 cents to 74 cents, and net revenue in the range of $780 million to $820 million.

About Tetra Tech (www.tetratech.com)

        Tetra Tech is a leading provider of specialized management consulting and technical services in three principal business areas: resource management, infrastructure and communications. The Company's clients include a diverse base of public and private sector organizations served by more than 7,000 employees located in the United States and internationally.

        Investors will have the opportunity to access a live audio-visual webcast concerning the second quarter results through a link posted on the Company's web site at www.tetratech.com on April 18, 2002 at 8:00 a.m. (PDT).

        CONTACT: Li-San Hwang, CEO or Mike Bieber, Investor Relations at 626/351-4664

        This news release contains various "Forward-Looking Statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements concerning Tetra Tech's fiscal 2002 financial and business prospects. The statements, which represent Tetra Tech's expectations or beliefs concerning various future events, are based on current expectations that involve a number of risks and uncertainties that could cause actual results to differ materially from those of such Forward-Looking Statements. These include risks associated with its acquisition strategy; fluctuations in its quarterly operating results and stock price; the impact of downturns in the financial markets on its clients; management of its growth strategy; credit risks associated with commercial clients; the consolidation of its client base; loss of key personnel or its inability to attract and retain qualified personnel; changes in existing laws and regulations; concentration of revenues from agencies of the Federal government and reductions in spending by these agencies; audits of its contracts with governmental agencies; losses under fixed-price contracts or termination of contracts at the client's discretion; inability to find qualified subcontractors; competition in its industry; risks of professional and other liabilities; conflict of interest issues; foreign currency fluctuations; and other uncertainties or risks reported from time to time in Tetra Tech's reports to the Securities and Exchange Commission, including those under the heading "Risk Factors" in its Form 10-K for the fiscal year ended September 30, 2001 and its Form 10-Q for the fiscal quarter ended December 30, 2001. Tetra Tech undertakes no duty to update the Forward-Looking Statements.

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Exhibit 99.1